Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Mesa Laboratories, Inc.’s Registration Statements on Form S-3 (File No. 333-264137) and Form S-8 (File Nos. 333-274263, 333-259154, 333-206551) of our report dated May 30, 2023 with respect to the consolidated balance sheet of Mesa Laboratories, Inc. as of March 31, 2023, the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2023, and the related notes, which appears in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado

June 28, 2024